28.3

                     SECOND AMENDMENT TO PURCHASE AGREEMENT

         THIS SECOND AMENDMENT TO PURCHASE AGREEMENT, dated as of August ___, 2000, among XCEL Capital, L.L.C., a Georgia limited liability company ("XCEL"), First Atlanta Financial Group LLC ("FAFG"), Institutional Equity Holdings, Inc., a Nevada corporation, ("Purchaser"), First Atlanta Securities, L.L.C., a Georgia limited liability company ("FAS"), Maxim Povolotsky ("Povolotsky"), James Steinkirchner ("Steinkirchner"), Bruce Rothmann ("Rothmann") and Robert Stanley ("Stanley"). (XCEL, FAFG, Povolotsky, Steinkirchner, Rothmann and Stanley will sometimes hereinafter be referred to collectively as "Sellers".)

         WHEREAS, XCEL, FAFG, Purchaser, FAS, Povolotsky, Steinkirchner, Rothmann and Stanley are parties to that certain Purchase Agreement dated as of April 20, 2000 as amended by First Amendment to Purchase Agreement dated as of May 16, 2000, (collectively the "Purchase Agreement"or the "Agreement") pursuant to which Purchaser is to purchase all of the issued and outstanding Interests of FAS; and

         WHEREAS, the parties to the Purchase Agreement desire to again amend such agreement; and NOW, THEREFORE, in consideration of the mutual agreements herein, the sufficiency of which is hereby acknowledged, each of the parties hereto agrees to amend the Purchase Agreement as follows:
         1. Agreement Has Not Been Terminated. Paragraph 18.15 of the Agreement is amended by deleting the first two sentences from such paragraph. The parties agree that the Agreement has not been terminated, presently is in full force and effect and that all schedules and Exhibits to the Agreement have been prepared, exchanged and placed in a book and are part of the Agreement.

         2. Inspection Periods. Purchaser and Sellers acknowledge that they have had the opportunity to conduct their inspections in accordance with Paragraph 11 and 12 of the Agreement.

3. Closing Date. Paragraph 4.01 of the Agreement is amended to provide that the Closing Date ------------- shall be 6:00 p.m., E.D.T, August 18, 2000, or such other date and time upon which the parties may agree in writing.
         4. FAS Payables. The Parties agree that notwithstanding any other provisions of the Agreement, including, but not limited to, Paragraph 14.01(e), FAS may have unpaid at Closing its current payables and up to $50,000.00 of old payables and that Sellers shall have no responsibility to pay such payables. In addition, FAS may have unpaid at Closing all of its current commissions and the Sellers shall have no responsibility to pay such current commissions. Schedule I hereto is a listing of current payables which Sellers believe will be outstanding at closing. Schedule II hereto is a listing of old payables which Sellers believe will be outstanding at closing. For purposes of this paragraph "current payables" shall mean account payables of FAS which are less than 30 days old, "old payables" shall mean account payables which are more than 30 days old and "current commissions" shall mean commissions which are payable to brokers (and others, if applicable) as a result of transactions which have cleared on or after August 1, 2000 and for which the full commission has been or will be paid to FAS on or after August 1, 2000. Sellers warrant and represent that to the best of their knowledge FAS has paid to the applicable brokers all commissions due such brokers as a result of transactions which have cleared before August 1, 2000 and for which FAS received prior to August 1, 2000 the full commission for such transaction. Should FAS's old payables at closing be greater than $50,000, then Paragraph 16 of the Purchase Agreement as amended shall apply to old payables in excess of $50,000.00.

         5. Additional Disclosures By Purchaser. Schedule III hereto, with attached Form 10Q for the quarter ending June 30, 2000, contain additional disclosures by Purchaser to the other parties. Sellers hereby acknowledge receipt of such disclosures and agree that the facts disclosed shall not be a breach of the Agreement as amended. Purchaser warrants and represents that except as disclosed in Schedule III, Purchaser has not issued any other shares of its common stock, contracted for issuance of such shares (except for stock options), paid or declared any stock split or stock dividend or otherwise entered into or contracted for any transaction which would dilute or affect the proportionate ownership on a fully diluted basis of Purchaser represented by the common stock of Purchaser Sellers are to receive pursuant to the Agreement. Purchaser warrants and represents that immediately prior to the closing of the transaction contemplated by this Purchase Agreement as amended, there are on a fully diluted basis between 6,500,000 and 6,560,000 issued and outstanding shares of Purchaser's common stock. The parties acknowledge that Purchaser is in the process of issuing new employee stock options to certain employees and cancelling certain employee stock options of other employees for the purchase of common shares of Purchaser; however, Purchaser warrants and represents to the best of its knowledge that such actions will basically offset each other and not affect the above range of issued and outstanding shares of Purchaser's common stock.

         6. Real Property Lease Assumption. Paragraph 14.02(d) is amended to provide that the landlord for the business premises of FAS need not consent prior to closing to the assumption of the lease for the premises by FAS or Purchaser. Instead the parties after Closing shall cooperate in seeking approval of such assumption and a release of FAFG by the landlord from further obligation on the lease. If such approval is not obtained, then the lease shall remain in place and Purchaser or FAS shall pay all payments due upon such lease after Closing and Purchaser and FAS jointly and severally shall indemnify FAFG from any loss as a result of such lease, including attorney's fees. At closing Purchaser or FAS shall pay to FAFG a sum of money equal to all payments due under the lease in the following month (see Schedule IV hereto) and FAFG shall then timely forward such payment to the landlord. Thereafter on the 20th of each month, until such lease is assumed, Purchaser or FAS shall pay to FAFG a sum of money equal to all payments due under the lease in the following month (see
Schedule IV hereto) and FAFG shall then timely forward such payment to the landlord.

         7. Personal Property Lease Assumptions. Paragraph 14.02(e) is amended to provide that the lessors for the certain leased furniture and the two copiers need not consent prior to closing to the assumption of such leases. Instead the parties after Closing shall cooperate in seeking approval of such assumptions. If one or more of such approvals is not obtained, then the applicable lease shall remain in place and Purchaser or FAS shall pay all payments due upon such lease after Closing and Purchaser and FAS jointly and severally shall indemnify FAFG from any loss as a result of such lease, including attorney's fees. At closing Purchaser or FAS shall pay to FAFG a sum of money equal to all payments due under the leases in the following month (see Schedule IV hereto) and FAFG shall then timely forward such payment to the lessors. Thereafter on the 20th of each month, until such leases are assumed, Purchaser or FAS shall pay to FAFG a sum of money equal to all payments due under the leases in the following month (see Schedule IV hereto) and FAFG shall then timely forward such payment to the lessors.

         8. Pre and Post Closing Bills to FAFG. Purchaser will pay or reimburse FAFG for bills received by FAFG for FAS expenses incurred before or after closing as listed on Schedule IV hereof. Schedule IV hereof lists such bills which have already been incurred (and which are also included in Schedule I or II) and also estimates on a monthly basis other such expenses for which FAFG will be entitled to reimbursement. Upon the request of Purchaser or FAS, FAFG will keep in place for a reasonable time after Closing certain trade accounts used by FAS so that Purchaser or FAS can use those accounts while they are establishing new accounts in the name of Purchaser and/or FAS. The previously due bills and accounts (which are also listed on Schedule I and II) and anticipated bills and accounts for which FAFG will expect reimbursement from Purchaser are listed on Schedule IV hereof. At closing Purchaser or FAS shall pay to FAFG a sum of money equal to all payments anticipated to be due in the following month for such accounts in accordance with Schedule IV hereto and FAFG shall then timely forward such amounts to the creditors. If the amount billed for a trade account is more than the amount paid by Purchaser or FAS to FAFG, then Purchaser or FAS shall promptly pay the difference to FAFG. If the amount billed for a trade account is less than the amount paid by Purchaser or FAS to FAFG, then FAFG shall promptly pay the difference to Purchaser or FAS. Thereafter, until all such trade accounts are closed, on the 20th of each month, Purchaser or FAS shall pay to FAFG a sum of money equal to all payments anticipated to be due in the following month for such accounts in accordance with Schedule IV hereto and FAFG shall then timely forward such amounts to the creditors.. If the amount billed for a trade account is more than the amount paid by Purchaser or FAS to FAFG, then Purchaser or FAS shall promptly pay the difference to FAFG. If the amount billed for a trade account is less than the amount paid by Purchaser or FAS to FAFG, then FAFG shall promptly pay the difference to Purchaser or FAS.

         9. Vesting of FAS Interests. The Sellers other than Steinkirchner and Povolotsky and FAS acknowledge and agree that the Closing will cause the full vesting of all of the member interests of Steinkirchner and Povolotsky in FAS.

         10. Issuance of Additional Membership Units in FAS. FAS advises Purchaser that it has issued an additional 200,000 membership units to FAFG for a consideration of $50,000.00, an additional 15,000 membership units to Stanley for a consideration of $10.00 and other good and valuable consideration and an additional 15,000 membership units to Rothmann for a consideration of $10.00 and other good and valuable consideration. Sellers hereby acknowledge receipt of such disclosures and agree that the facts disclosed shall not be a breach of the Agreement as amended. All parties acknowledge and agree that this sale of additional membership units in FAS shall not change the consideration being paid by Purchaser pursuant to this Agreement.

         11. Amendment to Representations Concerning Outstanding FAS Units of Interest. All representations and statements in the Agreement, including, but not limited to, paragraph 5.2 concerning the number of units of interest in FAS currently outstanding are changed to state that there are presently 2,729,000 units of interest outstanding.

12. Amendment to List of Ownership of FAS Interests. The list of ownerhsip of interests of FAS as ------------------------------------------------ contained opposite the signatures of the Sellers on the Purchase Agreement is hereby amended as follows:

         Seller                                             FAS Interests Owned
         ------                                             -------------------
Povolotsky                                                             300,000
Steinkirchner                                                          209,000
Rothmann                                                                75,000
Stanley                                                                 75,000
XCEL                                                                   400,000
FAFG                                                                 1,670,000
                                                                       ---------
TOTAL                                                                2,729,000

13. Louis Centofanti Matter Settled.. Paragraph 5.13 of the Purchase Agreement is hereby amended --------------------------------- to provide that the Louis Centofanti Matter referred to in such paragraph has been settled. 14. Amendment to Schedule I. Schedule I to the Purchase Agreement is hereby amended as follows: ------------------------

A. The first sentence of paragraph 1 of Schedule I is amended to provide that Purchaser shall tender to Sellers at Closing 1,300,000 unregistered shares of common stock of Purchaser.

B. The last sentence of paragraph 1 of Schedule I is amended to provide that the aforesaid shares received by Sellers shall be divided between the Sellers as follows:

         Seller                              Shares of Purchaser To Be Received
         ------                              ----------------------------------
         Povolotsky                                                     142,909
         Steinkirchner                                                   99,561
         Rothmann                                                        35,727
         Stanley                                                         35,727
         XCEL                                                           190,546
         FAFG                                                           795,530
                                                                        -------
         TOTAL                                                         1,300,000

C. Paragraph 3 of Schedule I is hereby deleted in its entirety and the following inserted in the place of such provision:

                  "3. At closing, XCEL shall assign to Purchaser that certain interest bearing subordinated secured demand note of FAS to XCEL (the "Secured Demand Note") in the principal amount of One Hundred Thousand Dollars ($100,000.00) (the "Subordinated Debt") and its security interest in all assets which are security for such note, including the underlying cash deposit of $100,000.00. As of August 18, 2000, the accrued but unpaid interest for such note is $15,081.97. In consideration for the assignment, Purchaser at Closing shall issue and deliver to XCEL 50,000 restricted shares of its common stock free and clear of all liens and encumbrances. Said shares shall be a part of and subject to the Registration Rights Agreement referred to in Schedule I of the Purchase Agreement. In further consideration for such assignment, Purchaser at Closing shall deliver to XCEL Purchaser's promissory note ("Purchaser's Note") in the amount of $115,081.97 bearing interest at the rate of eight percent per annum with all principal and accrued interest due sixty days from date of Closing. Said Purchaser's Note shall be secured by 145,000 shares of Purchaser's common stock (the "Escrowed Shares") to be held in escrow by an escrow agent or agents mutually agreeable to the parties upon such terms that are mutually agreeable to the parties. Upon default by Purchaser in failing to pay Purchaser's Note, XCEL shall be entitled to delivery of the Escrowed Shares which shall be its sole remedy against Purchaser for such default. XCEL warrants and represents that it has good title to Secured Demand Note, that it has fulfilled all of its obligations under such note, if any, up to the date of this assignment and that to the best of its knowledge there are no claims against such note.

         16. Consulting Agreement. At Closing, XCEL and Purchaser shall execute a consulting agreement in
                  ---------------------
the form of Exhibit A hereto and Purchaser shall deliver to XCEL a certificate for the shares of its common stock which is consideration for such agreement.

17.               Additional Representations by Sellers.
                  --------------------------------------
         Sellers hereby make the following additional representations:

                  (a) The Sellers are acquiring the Purchaser's shares of Common Stock (the "Shares") for their own accounts, for investment and not with a view to any distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                  (b) The Sellers have received all information relating to the business and affairs of the Purchaser which they have requested. The Sellers have had the opportunity to ask questions of and receive answers from the Purchaser regarding its business, operations and financial condition. In evaluating the suitability of an investment in the Company, the Sellers have only relied upon the representations of Purchaser and attachments to the Purchase Agreement. The Sellers are familiar with the business, operations and financial condition of the Purchaser.

                  (c) The Sellers understand that the Shares are a speculative investment which involve a high degree of risk, and the Sellers could lose their entire investment in the Shares. The market for the Shares is limited, and the Sellers understand that the Shares are an illiquid investment.

                  (d) The Sellers must bear the economic risk of their investment in the Shares for an indefinite period of time, because the Shares have not been registered under the Securities Act and may not be resold except (i) pursuant to an effective registration statement covering such securities pursuant to the Securities Act, (ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale, (iii) subject to the restrictions contained in Rule 144 under the Securities Act, if applicable, or (iv) pursuant to any other available exemption from registration under the Securities Act.

18.               Additional Representations by Purchaser.

                  Purchaser    hereby    makes    the    following    additional
representations:

                  (a) Purchaser is acquiring the Seller's Membership Units (the "Units") in First Atlanta Securities, L.L.C. ("FAS") for its own account, for investment and not with a view to any distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                  (b) Purchaser has received all information relating to the business and affairs of FAS which it has requested. Purchaser has had the opportunity to ask questions of and receive answers from FAS and the Sellers regarding FAS's business, operations and financial condition. In evaluating the suitability of an investment in FAS, Purchaser has only relied upon the representations of Sellers and attachments to the Purchase Agreement. Purchaser is familiar with the business, operations and financial condition of FAS.

                  (c) Purchaser understands that the Units are a speculative investment which involve a high degree of risk, and Purchser could lose its entire investment in the Units. The market for the Units is limited, and Purchaser understands that the Units are an illiquid investment.

     (d) Purchaser must bear the economic risk of its investment in the Units for an indefinite period of time, because the Units have not been registered under the Securities Act and may not be resold except (i) pursuant to an effective registration statement covering such securities pursuant to the Securities Act, (ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale, (iii) subject to the restrictions contained in Rule 144 under the Securities Act, if applicable, or
(iv) pursuant to any other available exemption from registration under the Securities Act.

     19. Purchase Agreement Effective as Amended. As hereby amended and as amended by the First ---------------------------------------- Amendment, the
Purchase Agreement remains in full force and effect.

[signatures continue on next page]

         IN WITNESS WHEREOF, the undersigned parties have hereunder set their hands as of the date set forth above.


Maxim Povolotsky

James Steinkirchner

-------------------
Bruce Rothmann

Robert Stanley

First Atlanta Financial Group LLC

By: --------

XCEL Capital, L.L.C.

By:-------------------

FIRST ATLANTA SECURITIES, LLC



By:
------

INSTITUTIONAL EQUITY HOLDINGS, INC.


By:
   ------